Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Form 10-K of .  of our report dated March 30, 2014 with respect to the consolidated balance sheet as of December 31, 2013 and the related consolidated statements of operations, cash flows, stockholders’ deficit and schedule of Spindle Inc. for the year ended December 31, 2013 included in its Annual Report for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ L.L. Bradford & Company, LLC

Las Vegas, NV

March 30, 2015